Exhibit 99.1
PRESS RELEASE

1A Burton Hills Blvd., Suite 240 Nashville, TN 37215 Holley.com

HOLLEY ACCELERATES DELEVERAGING WITH ANOTHER PROACTIVE PREPAYMENT OF DEBT, TOTALING $115 MILLION SINCE 2023
Holley Performance Brands continues balance sheet transformation with additional debt reduction, reinforcing financial flexibility and long-term value creation
NASHVILLE, TENN. – July 14, 2026 - Holley Performance Brands (NYSE: HLLY), home to a portfolio of iconic automotive brands serving enthusiasts across the high-performance aftermarket, today announced that it has made an additional $15 million voluntary prepayment of debt, further advancing its ongoing deleveraging strategy. With this incremental prepayment, the Company has now repaid $115 million of debt since September 2023, funded entirely with free cash flow. Cumulatively, the Company's debt reduction actions are expected to generate more than $4.5 million in annualized interest savings.
“Since Matthew Stevenson, President & CEO of Holley Performance Brands, and I joined in 2023, we are taking action to reduce net leverage from a peak of 5.67x to a targeted level below 3.5x by year-end, driven by significant operational improvements and consistent free cash flow generation,” said Jesse Weaver, Chief Financial Officer of Holley Performance Brands. “That progress reflects a disciplined, three-pronged capital allocation framework: reducing leverage, pursuing value-creating M&A, and returning capital to shareholders opportunistically. Today's prepayment advances the first of those priorities, and we remain committed to creating long-term value for shareholders through operational execution, prudent financial management, and continued deleveraging.”
The repayment was funded entirely through free cash flow and further reduces outstanding borrowings under the Company's debt facilities. As the Company continues to execute its strategic priorities, Holley expects ongoing debt reduction to support enhanced profitability, stronger cash flow conversion, and greater financial flexibility over time.
For more Holley company news, click here.

Exhibit 99.1
Forward-Looking Statements
Certain statements in this press release may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties, and other important factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to Holley’s ability to opportunistically reduce debt, complete accretive acquisitions of complementary brands at attractive valuations and opportunistically repurchase its own shares and the other risks and uncertainties set forth in the Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2026, and in any subsequent filings with the SEC.

About Holley Performance Brands
Holley Performance Brands (NYSE: HLLY) is home to a portfolio of iconic brands that serve enthusiasts across the high-performance aftermarket. The company designs, engineers, manufactures and markets category-leading products and solutions for automotive enthusiasts through a focused portfolio spanning four consumer vertical groupings: American Performance, Modern Truck & Off-Road, Euro & Import, and Safety & Racing. For more than a century, Holley has built its reputation through innovation, technical expertise and a deep understanding of enthusiast culture. For more information, visit holley.com.

Investor Relations Contact(s):
Anthony Rozmus / Jenna Kozlowski
Solebury Strategic Communications
203-428-3224
Holley@soleburystrat.com

Media Relations Contact(s):
Nathan Espinosa/Michael Murray
Kahn Media
818-881-5246
Holley@KahnMedia.com